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                                                                   Exhibit 99.1

News Release

Contact:

Joseph F. MacDonough
President and Chief Executive Officer
Westborough Financial Services, Inc.
(774) 760-1201
jmacdonough@westboroughbank.com

FOR IMMEDIATE RELEASE

July 24, 2007

               WESTBOROUGH FINANCIAL SERVICES, INC. SHAREHOLDERS
                   APPROVE MERGER WITH ASSABET VALLEY BANCORP

                 Majority of Public Shares Voting Are In Favor

      Westborough, Massachusetts July 24, 2007 -- Westborough Financial Services, Inc. (OTC Bulletin Board: WFSM.OB) ("Westborough Financial") announced today that its shareholders have voted to approve the previously announced agreement and plan of merger with Assabet Valley Bancorp at Westborough Financial's annual meeting of shareholders. 1,263,572 shares, or 78.5% of the outstanding shares, voted in favor of the merger agreement, while 181,171 shares, or 11.3% of the outstanding shares, voted against the merger agreement. There were also 1,275 abstentions. 162,956 shares, or 10.1% of the outstanding shares, did not vote on the proposal. Westborough Bancorp, MHC, the mutual holding company parent of Westborough Financial, owns 1,027,893 shares, or 63.9% of Westborough Financial's outstanding common stock.

      These results also reflect that a majority of the shares voting that are not owned by Westborough Bancorp, MHC approved the merger agreement. Of those shares, 235,679 voted in favor, 181,171 voted against and 1,275 abstained. Accordingly, approximately 56.4% of minority shares voting were cast in favor.

      "We are extremely pleased with the results of the shareholders meeting," stated Joseph F. MacDonough, President and Chief Executive Officer of Westborough Financial. "The fact that over fifty six percent of the public shares present at the meeting voted in favor of the merger indicates that a majority our minority shareholders are pleased with the transaction and support the Board of Directors' efforts to position Westborough Bank for future growth through this merger. Of the shares that voted against the merger, we believe that a substantial portion are owned or controlled by a small number of previously identified shareholders who had expressed opposition to the transaction."

      As of this date, both the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System have approved the transactions contemplated by the merger agreement. The Massachusetts Board of Bank Incorporation hearing regarding the transaction is scheduled for later this week.

      About Westborough Financial Services, Inc. Westborough Financial Services, Inc. is the stock holding company parent of The Westborough Bank. Westborough Bank has offices in Westborough, Northborough and Shrewsbury, Massachusetts. It employs 75 people and has assets of approximately $296 million. Westborough Financial's common stock is traded on the OTC Bulletin Board under the symbol "WFSM.OB." Additional information about Westborough Financial and Westborough Bank can be found at www.westboroughbank.com.

Forward-looking Information

THIS PRESS RELEASE CONTAINS CERTAIN STATEMENTS THAT ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. RELIANCE SHOULD NOT BE PLACED ON FORWARD-LOOKING STATEMENTS BECAUSE THEY INVOLVE UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH ARE, IN SOME CASES, BEYOND THE CONTROL OF WESTBOROUGH FINANCIAL SERVICES, INC. ACTUAL EVENTS, PERFORMANCE AND RESULTS COULD DIFFER MATERIALLY FROM THE ANTICIPATED EVENT, PERFORMANCE OR RESULTS EXPRESSED OR IMPLIED IN SUCH FORWARD-LOOKING STATEMENTS. THE FACTORS WHICH MAY CAUSE SUCH DIFFERENCES INCLUDE, AMONG OTHER FACTORS, THE ABILITY OF THE PARTIES TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT, CONDITIONS IMPOSED ON THE CONSUMMATION OF SUCH TRANSACTIONS BY REGULATORY AGENCIES, THE COMPETITIVE ENVIRONMENT AND GENERAL ECONOMIC CONDITIONS.